Exhibit 99.25(2)(e)

DIVIDEND REINVESTMENT PLAN

Under the Automatic Dividend Reinvestment Plan (the “Plan”), a shareholder whose common shares are registered in his or her own name will have all distributions reinvested automatically by the transfer agent, which is agent under the Plan, unless the shareholder elects to receive cash.  Distributions with respect to shares registered in the name of a broker-dealer or other nominee (that is, in “street name”) will be reinvested by the broker or nominee in additional shares under the Plan, unless the service is not provided by the broker or nominee or the shareholder elects to receive distributions in cash.  Investors who own common shares registered in street name should consult their broker-dealers for details regarding reinvestment.  A participant in the Plan may elect to receive all dividends in cash by contacting the Plan agent in writing at the address specified below or by calling the Plan agent at 1 (800) 278-4353.

Under the Plan, whenever the market price of the common shares, including brokerage commissions, is equal to or exceeds net asset value at the time shares are valued for purposes of determining the number of shares equivalent to the cash distribution, participants in the Plan will receive newly issued common shares.  The number of shares to be issued will be computed at a per share rate equal to the greater of (i) the net asset value as most recently determined or (ii) 95% of the then-current market price of the common shares.  The valuation date is the distribution payment date or, if that date is not a trading day on the NYSE, the next trading day.  If the net asset value of the common shares at the time of valuation exceeds the market price of the common shares, participants will receive shares purchased by the Plan agent in the open market.  If the Fund should declare a distribution payable only in cash, the Plan agent will buy the common shares for such Plan in the open market, on the NYSE or elsewhere, for the participants’ accounts, except that the Plan agent will terminate purchases in the open market and instead the Fund will distribute newly issued shares at a per share rate equal to the greater of net asset value or 95% of market value if, following the commencement of such purchases, the market value of the common shares plus estimated brokerage commissions exceeds net asset value.  The automatic reinvestment of dividends and other distributions will not relieve participants of any U.S. federal, state or local income tax that may be payable (or required to be withheld) on such dividends or other distributions.

The Plan agent maintains all shareholder accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by shareholders for personal and tax records.  Shares in the account of each Plan participant will be held by the Plan agent in non certificated form in the name of the participant.  .

In the case of shareholders such as banks, brokers or nominees, that hold shares for others who are the beneficial owners, the Plan agent will administer the Plan on the basis of the number of shares certified from time to time by the shareholder as representing the total amount registered in the shareholder’s name and held for the account of beneficial owners who participate in the Plan.  A Plan participant may terminate his or her account under the Plan by notifying the Plan agent in writing to the address specified below or by telephone at 1 (800) 278-4353.  A termination will be effective immediately if notice is received by the Plan agent more than three (3) business days prior to any dividend or distribution payment date.  If such notice is received less than three (3) business days prior to any dividend or distribution payment date, then such dividend or distributed will be reinvested, and such termination shall be effective with respect to any subsequent dividends or distributions.  If the Plan participant elects by written notice to the Plan agent in advance of such termination to have the Plan agent sell part or all of such Plan participant’s shares and remit the proceeds to him or her, the Plan agent is authorized to deduct $15.00 per transaction plus commissions if $0.10 per share for this transaction from the proceeds.  The Fund reserves the right to amend or terminate its Plan as applied to any distribution paid subsequent to written notice of the change sent to the members of such Plan at least 30 days before the record date for such distribution.  The Plan also may be amended or terminated by the Plan agent on at least 30 days’ written notice to the participants in such Plan.

Neither the Fund nor the Plan agent shall be liable for any act performed in good faith or any good faith omission to act in connection with the matters discussed in this “Dividend Reinvestment Plan” section, including, without limitation, any claim of liability (i) arising out of any failure to terminate a participant’s account, sell shares held in the Plan, or invest dividends; or (ii) with respect to the prices at which shares are purchased or sold for the participant’s account and the time such purchases or sales are made.

For more information about the Plan you may contact the Plan agent in writing at American Stock Transfer and Trust Company LLC, P.O. Box 922 Wall Street Station, New York, New York 10269-0560, or by calling the Plan agent at 1 (800) 278-4353.  You can also access your account online at www.amstock.com.